SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2002

PINNACLE ENTERTAINMENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway, Suite 1800, Las Vegas, Nevada 89109
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (702) 784-7777

330 N. Brand Boulevard, Suite 1100, Glendale, California 91203
(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events and Required FD Disclosure.

An individual shareholder of Pinnacle Entertainment, Inc. (the “Company”) has filed a derivative lawsuit purportedly on behalf of the Company against the Company’s former Chairman R.D. Hubbard, former CEO Paul R. Alanis, current Chairman and CEO Daniel R. Lee, and various other current and former directors of the Company. The lawsuit, brought in California Superior Court in Los Angeles County, was filed under the caption William T. Kelsey v. R.D. Hubbard, Paul R. Alanis, Robert T. Manfuso, James L. Martineau, Gary G. Miller, Michael Ornest, Timothy J. Parrot, Lynn P. Reitnouer, Marlin Torguson, Daniel R. Lee, Bruce Leslie, et al.

The complaint alleges, among other things, breaches of fiduciary duty and violations of the RICO Act by the defendants in connection with the events surrounding the golf tournament held at the Company’s Belterra Casino Resort in June 2001. The out-of-pocket expenses paid by the Company to date related to the incident and the retention of its Indiana gaming license have been approximately $4.5 million, and the Company has accrued an additional approximately $2 million to cover related costs not yet paid. The complaint nonetheless seeks unspecified damages in excess of $10 million, plus exemplary, punitive and treble damages and the plaintiff’s fees and costs. Shortly before filing the lawsuit, the individual shareholder made a demand upon the Company to investigate the claims at issue. The Company believes that the plaintiff is obligated to allow the Board of Directors to respond to that demand and thus that his lawsuit cannot be maintained as a derivative action. The Board of Directors intends to evaluate the matters alleged in the complaint and to take such action as it deems in the best interests of the shareholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.

Date: January 16, 2003	By:	/s/ JOHN A. GODFREY, Esq.
John A. Godfrey, Esq. Senior Vice President and General Counsel

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